Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” and to the inclusion of our report dated February 10, 2017 in this Registration Statement on Form S-11 and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of its common stock.

/s/ Ernst & Young, LLP

Philadelphia, PA

February 10, 2017